As filed with the Securities and Exchange Commission on May 15, 2024
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Beacon Roofing Supply, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-4173371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

505 Huntmar Park Drive, Suite 300 Herndon, Virginia	20170
(Address of Principal Executive Offices)	(Zip Code)

Beacon Roofing Supply, Inc. 2024 Stock Plan
(Full title of the plans)

Julian G. Francis
President and Chief Executive Officer
Beacon Roofing Supply, Inc.
505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170
(571) 323-3939
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Lauralyn G. Bengel
ArentFox Schiff LLP
233 South Wacker Drive, Suite 7100
Chicago, Illinois 60606
(312) 258-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the SEC:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 (filed on February 28, 2024);

(b) All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2023, including specifically, but not limited to, the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (filed on May 3, 2024) and the Registrant’s Current Reports on Form 8-K filed on January 12, 2024 (as amended by the Form 8-K/A filed on February 16, 2024), January 19, 2024, January 24, 2024, February 16, 2024, March 28, 2024, April 23, 2004, and May 15, 2024; and

(c) The description of the Registrant’s Common Stock, filed as Exhibit 4.1 to the Form 10-K, which updates the description contained in the Registrant’s Registration Statement on Form S-1 filed on May 28, 2004, as incorporated by reference in the Registrant’s Registration Statement on Form 8-A filed on September 3, 2004, and as amended by any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware General Corporation Law. The Registrant is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s charter contains a provision which eliminates directors’ personal liability as set forth above. The Registrant’s charter does not contain a similar provision eliminating officers’ personal liability as set forth above.

The Registrant’s charter and bylaws provide in effect that it shall indemnify its directors and officers to the extent permitted by the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or other applicable court shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

The foregoing statements are subject to Sections 102 and 145 of the DGCL and the terms of our charter and bylaws, which charter and bylaws have been filed as exhibits to this registration statement and are incorporated by reference herein.

Indemnification Agreements. The Registrant has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the Registrant will indemnify the director or officer against any expenses or liabilities actually and reasonably incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of the Registrant or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of the Registrant. However, the Registrant is not obligated to provide indemnification or advance funds under the indemnification agreements: (i) if the claim was initiated by the director or officer (with certain exceptions); (ii) if a court of competent jurisdiction determines that such indemnification is prohibited by applicable law; (iii) for the disgorgement of profits arising from the purchase or sale of securities in violation of Section 16(b) of the Exchange Act; or (iv) for the reimbursement to the Registrant of any bonus or other incentive-based or equity-based compensation previously received by the director or officer or payment of any profits realized by such director or officer from the sale of securities as required by the Exchange Act (including related to an accounting restatement or a violation of Section 306 of the Sarbanes-Oxley Act). Each director and officer has undertaken to repay the Registrant for any costs or expenses paid by the Registrant if it is ultimately determined that the director or officer is not entitled to indemnification under the indemnification agreements.

D&O Insurance. The Registrant also has in effect insurance policies for general officers’ and directors’ liability insurance, which will cover certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, respectively.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1
Second Amended and Restated Certificate of Incorporation of Beacon Roofing Supply, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on December 23, 2004)

4.2	By-Laws of Beacon Roofing Supply, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 17, 2021)

5*	Opinion of ArentFox Schiff

10	Beacon Roofing Supply, Inc. 2024 Stock Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 3, 2024)

23.1*	Consent of ArentFox Schiff (included in Exhibit 5)

23.2*	Consent of Ernst & Young LLP

24	Power of Attorney (included on the signature page)

107*	Filing fee table
_____________________________
 * Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on May 15, 2024.

BEACON ROOFING SUPPLY, INC.
(Registrant)

By:	/s/ Julian G. Francis
Julian G. Francis
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Julian G. Francis or Christine E. Reddy as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Julian G. Francis	President and Chief Executive Officer and Director
Julian G. Francis	(Principal Executive Officer)	May 15, 2024

/s/ Prithvi S. Gandhi	Executive Vice President and Chief Financial Officer
Prithvi S. Gandhi	(Principal Financial Officer)	May 15, 2024

/s/ Samuel M. Guzman Jr.	Vice President and Chief Accounting Officer
Samuel M. Guzman Jr.	(Principal Accounting Officer)	May 15, 2024

/s/ Stuart A. Randle
Stuart A. Randle	Chair	May 15, 2024

/s/ Major General (Ret.) Barbara G. Fast
Major General (Ret.) Barbara G. Fast	Director	May 15, 2024

/s/ Alan Gershenhorn
Alan Gershenhorn	Director	May 15, 2024

/s/ Melanie M. Hart
Melanie M. Hart	Director	May 15, 2024

/s/ Racquel H. Mason
Racquel H. Mason	Director	May 15, 2024

/s/ Robert M. McLaughlin
Robert M. McLaughlin	Director	May 15, 2024

/s/ Earl Newsome, Jr.
Earl Newsome, Jr.	Director	May 15, 2024

/s/ Neil S. Novich
Neil S. Novich	Director	May 15, 2024

/s/ Douglas L. Young
Douglas L. Young	Director	May 15, 2024